EXHIBIT 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF EARNINGS

CONAGRA FOODS, INC. AND SUBSIDIARIES

Dollars in millions except per share amounts

	FOR THE FISCAL YEARS ENDED MAY
	2008	2007	2006
Net sales	$11,605.7	$10,531.7	$10,251.4
Costs and expenses:
Cost of goods sold	8,890.1	7,838.7	7,710.1
Selling, general and administrative expenses	1,766.1	1,774.1	1,842.4
Interest expense, net	253.3	219.5	271.5
Gain on sale of Pilgrim’s Pride Corporation common stock	—	—	329.4

Income from continuing operations before income taxes and equity method investment earnings (loss)	696.2	699.4	756.8
Income tax expense	227.2	245.5	235.0
Equity method investment earnings (loss)	49.7	28.4	(58.2)

Income from continuing operations	518.7	482.3	463.6
Income from discontinued operations, net of tax	411.9	282.3	70.2

Net income	$930.6	$764.6	$533.8

Earnings per share—basic
Income from continuing operations	$1.06	$0.96	$0.89
Income from discontinued operations	0.85	0.56	0.14

Net income	$1.91	$1.52	$1.03

Earnings per share—diluted
Income from continuing operations	$1.06	$0.95	$0.89
Income from discontinued operations	0.84	0.56	0.14

Net income	$1.90	$1.51	$1.03

The accompanying Notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

CONAGRA FOODS, INC. AND SUBSIDIARIES

Dollars in millions

	FOR THE FISCAL YEARS ENDED MAY
	2008	2007	2006
Net income	$930.6	$764.6	$533.8
Other comprehensive income (loss):
Net derivative adjustment, net of tax	(4.9)	(9.4)	6.6
Unrealized gains and losses on available-for-sale securities, net of tax:
Unrealized net holding gains (losses) arising during the period	(0.4)	2.5	(13.8)
Reclassification adjustment for gains included in net income	(3.8)	(2.2)	(73.4)
Currency translation adjustment:
Unrealized translation gains arising during the period	61.3	11.0	15.1
Reclassification adjustment for losses included in net income	—	21.7	—
Pension and postretirement healthcare liabilities, net of tax	238.6	39.8	(0.3)

Comprehensive income	$1,221.4	$828.0	$468.0

The accompanying Notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

CONAGRA FOODS, INC. AND SUBSIDIARIES

Dollars in millions except share data

	May 25, 2008	May 27, 2007
ASSETS
Current assets
Cash and cash equivalents	$140.9	$730.8
Receivables, less allowance for doubtful accounts of $17.6 and $16.8	890.6	819.0
Inventories	1,931.5	1,625.1
Prepaid expenses and other current assets	451.6	319.2
Current assets held for sale	2,667.4	1,511.9

Total current assets	6,082.0	5,006.0

Property, plant and equipment
Land and land improvements	199.5	115.0
Buildings, machinery and equipment	3,791.8	3,602.5
Furniture, fixtures, office equipment and other	809.9	835.9
Construction in progress	222.2	278.6

	5,023.4	4,832.0
Less accumulated depreciation	(2,533.6)	(2,625.5)

Property, plant and equipment, net	2,489.8	2,206.5

Goodwill	3,483.3	3,404.8
Brands, trademarks and other intangibles, net	816.7	774.8
Other assets	553.2	230.8
Noncurrent assets held for sale	257.5	212.6

	$13,682.5	$11,835.5

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$599.8	$21.3
Current installments of long-term debt	14.9	17.9
Accounts payable	786.0	746.5
Accrued payroll	374.2	334.5
Other accrued liabilities	688.3	846.3
Current liabilities held for sale	1,188.1	714.4

Total current liabilities	3,651.3	2,680.9

Senior long-term debt, excluding current installments	3,186.9	3,218.6
Subordinated debt	200.0	200.0
Other noncurrent liabilities	1,293.0	1,129.9
Noncurrent liabilities held for sale	13.9	23.2

Total liabilities	8,345.1	7,252.6

Commitments and contingencies (Notes 15 and 16)
Common stockholders’ equity
Common stock of $5 par value, authorized 1,200,000,000 shares; issued 566,653,605 and 566,410,152	2,833.4	2,832.2
Additional paid-in capital	866.9	816.8
Retained earnings	3,409.5	2,856.0
Accumulated other comprehensive income (loss)	286.5	(5.9)
Less treasury stock, at cost, common shares 82,282,300 and 76,631,063	(2,058.9)	(1,916.2)

Total common stockholders’ equity	5,337.4	4,582.9

	$13,682.5	$11,835.5

The accompanying Notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY

CONAGRA FOODS, INC. AND SUBSIDIARIES

FOR THE FISCAL YEARS ENDED MAY

Dollars in millions except per share amounts

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Other	Total
Balance at May 29, 2005	565.9	$2,829.7	$761.6	$2,438.1	$44.0	$(1,209.3)	$(4.7)	$4,859.4

Stock option and incentive plans	0.3	1.4	2.4			30.6	2.5	36.9
Currency translation adjustment					15.1			15.1
Repurchase of common shares						(197.0)		(197.0)
Unrealized loss on securities, net of reclassification adjustment					(87.2)			(87.2)
Derivative adjustment, net of reclassification adjustment					6.6			6.6
Minimum pension liability					(0.3)			(0.3)
Dividends declared on common stock; $0.998 per share				(517.3)				(517.3)
Net income				533.8				533.8

Balance at May 28, 2006	566.2	2,831.1	764.0	2,454.6	(21.8)	(1,375.7)	(2.2)	4,650.0

Stock option and incentive plans	0.2	1.1	52.8	(1.4)		74.3	2.2	129.0
Currency translation adjustment, net of reclassification adjustment					32.7			32.7
Repurchase of common shares						(614.8)		(614.8)
Unrealized loss on securities, net of reclassification adjustment					0.3			0.3
Derivative adjustment, net of reclassification adjustment					(9.4)			(9.4)
Adoption of Statement of Financial Accounting Standards (“SFAS”) Statement No. 158, net of tax					(47.5)			(47.5)
Minimum pension liability					39.8			39.8
Dividends declared on common stock; $0.72 per share				(361.8)				(361.8)
Net income				764.6				764.6

Balance at May 27, 2007	566.4	2,832.2	816.8	2,856.0	(5.9)	(1,916.2)	—	4,582.9

Stock option and incentive plans	0.3	1.2	50.1	(1.6)		45.3		95.0
Currency translation adjustment					61.3			61.3
Repurchase of common shares						(188.0)		(188.0)
Unrealized loss on securities, net of reclassification adjustment					(4.2)			(4.2)
Derivative adjustment, net of reclassification adjustment					(4.9)			(4.9)
Adoption of FIN 48				1.2				1.2
SFAS No. 158 transition adjustment				(11.7)	1.6			(10.1)
Pension and postretirement healthcare benefits					238.6			238.6
Dividends declared on common stock; $0.75 per share				(365.0)				(365.0)
Net income				930.6				930.6

Balance at May 25, 2008	566.7	$2,833.4	$866.9	$3,409.5	$286.5	$(2,058.9)	$—	$5,337.4

The accompanying Notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CONAGRA FOODS, INC. AND SUBSIDIARIES

FOR THE FISCAL YEARS ENDED MAY

Dollars in millions

	2008	2007	2006
Cash flows from operating activities:
Net income	$930.6	$764.6	$533.8
Income from discontinued operations	411.9	282.3	70.2

Income from continuing operations	518.7	482.3	463.6
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	296.7	335.3	300.3
Gain on sale of Pilgrim’s Pride Corporation common stock	—	—	(329.4)
(Gain) loss on sale of fixed assets	1.8	6.2	12.9
Gain on sale of businesses and equity method investments	—	(23.9)	(0.1)
Undistributed earnings of affiliates	(21.8)	(15.3)	(4.9)
Share-based payments expense	61.0	58.6	21.6
Non-cash impairments and casualty losses	—	12.7	178.1
Other items (includes pension and other postretirement benefits)	74.3	(117.9)	34.4
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(66.6)	(74.1)	14.4
Inventories	(256.5)	(107.2)	55.5
Prepaid expenses and other current assets	(136.5)	120.2	20.9
Accounts payable	27.2	168.6	115.3
Accrued payroll	(22.4)	(10.9)	37.8
Other accrued liabilities	(93.6)	15.9	20.5

Net cash flows from operating activities—continuing operations	382.3	850.5	940.9
Net cash flows from operating activities—discontinued operations	(280.2)	92.9	126.4

Net cash flows from operating activities	102.1	943.4	1,067.3

Cash flows from investing activities:
Purchase of marketable securities	(1,351.0)	(4,075.5)	—
Sales of marketable securities	1,352.0	4,078.4	—
Additions to property, plant and equipment	(450.6)	(386.7)	(251.9)
Purchase of leased warehouses	(39.2)	(93.6)	—
Sale of leased warehouses	35.6	91.6	—
Sale of investment in Swift note receivable	—	117.4	—
Sale of Pilgrim’s Pride Corporation common stock	—	—	482.4
Sale of businesses and equity method investments	—	73.6	12.2
Sale of property, plant and equipment	30.0	74.3	23.6
Purchase of businesses	(255.2)	—	—
Other items	1.5	11.2	(10.8)

Net cash flows from investing activities—continuing operations	(676.9)	(109.3)	255.5
Net cash flows from investing activities—discontinued operations	33.1	632.2	441.3

Net cash flows from investing activities	(643.8)	522.9	696.8

Cash flows from financing activities:
Net short-term borrowings	576.6	(7.3)	1.8
Repayment of long-term debt	(85.5)	(47.1)	(899.0)
Debt exchange premium payment	—	(93.7)	—
Repurchase of ConAgra Foods common shares	(188.0)	(614.8)	(197.1)
Cash dividends paid	(362.3)	(366.7)	(565.3)
Proceeds from exercise of employee stock options	37.5	63.8	18.9
Other items	(0.1)	3.1	0.8

Net cash flows from financing activities—continuing operations	(21.8)	(1,062.7)	(1,639.9)
Net cash flows from financing activities—discontinued operations	—	—	(0.2)

Net cash flows from financing activities	(21.8)	(1,062.7)	(1,640.1)

Net change in cash and cash equivalents	(563.5)	403.6	124.0
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of year	4.4	34.1	17.8
Less: Cash balance included in assets held for sale at end of year	(30.8)	(4.4)	(34.1)
Cash and cash equivalents at beginning of year	730.8	297.5	189.8

Cash and cash equivalents at end of year	$140.9	$730.8	$297.5

The accompanying Notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal years ended May 25, 2008, May 27, 2007, and May 28, 2006

Columnar Amounts in Millions Except Per Share Amounts

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year—The fiscal year of ConAgra Foods, Inc. (“ConAgra Foods” or the “Company”) ends the last Sunday in May. The fiscal years for the consolidated financial statements presented consist of 52-week periods for fiscal years 2008, 2007, and 2006.

Basis of Consolidation—The consolidated financial statements include the accounts of ConAgra Foods and all majority-owned subsidiaries. In addition, the accounts of all variable interest entities for which the Company is determined to be the primary beneficiary are included in the Company’s consolidated financial statements from the date such determination is made. All significant intercompany investments, accounts, and transactions have been eliminated.

Variable Interest Entities—The Company consolidates the assets and liabilities of several entities from which it leases corporate aircraft. For periods ending prior to September 2007, the Company consolidated several entities from which it leases office buildings. Each of these entities had been determined to be a variable interest entity and the Company was determined to be the primary beneficiary of each of these entities. In September 2007, the Company ceased to be the primary beneficiary of the entities from which it leases office buildings and, accordingly, the Company discontinued the consolidation of the assets and liabilities of these entities.

Due to the consolidation of variable interest entities, the Company reflects in its balance sheets:

	May 25, 2008	May 27, 2007
Property, plant and equipment, net	$51.8	$155.9
Other assets	—	13.8
Current installments of long-term debt	3.3	6.1
Senior long-term debt, excluding current installments	50.9	144.1
Other accrued liabilities	0.6	0.6
Other noncurrent liabilities	—	21.9

The liabilities recognized as a result of consolidating these entities do not represent additional claims on the general assets of the Company. The creditors of these entities have claims only on the assets of the specific variable interest entities to which they have advanced credit.

Investments in Unconsolidated Affiliates—The investments in and the operating results of 50%-or-less-owned entities not required to be consolidated are included in the consolidated financial statements on the basis of the equity method of accounting or the cost method of accounting, depending on specific facts and circumstances.

The Company reviews its investments in unconsolidated affiliates for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be fully recoverable. Evidence of a loss in value that is other than temporary might include the absence of an ability to recover the carrying amount of the investment, the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment, or, where applicable, estimated sales proceeds which are insufficient to recover the carrying amount of the investment. Management’s assessment as to whether any decline in value is other than temporary is based on the Company’s ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. Management generally considers the Company’s investments in its equity method investees to be strategic long-term investments. Therefore, management completes its assessments with a long-term viewpoint. If the fair value of the investment is determined to be less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded based on the excess of the carrying value over the best estimate of fair value of the investment.

Cash and Cash Equivalents—Cash and all highly liquid investments with an original maturity of three months or less at the date of acquisition, including short-term time deposits and government agency and corporate obligations, are classified as cash and cash equivalents.

Inventories—The Company principally uses the lower of cost (determined using the first-in, first-out method) or market for valuing inventories other than merchandisable agricultural commodities. Grain, flour, and major feed ingredient inventories are principally stated at market value.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment, and other	5 - 15 years

The Company reviews property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset considered “held-and-used” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its estimated fair value. An asset considered “held-for-sale” is reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Goodwill and Other Identifiable Intangible Assets—Goodwill and other identifiable intangible assets with indefinite lives (e.g., brands or trademarks) are not amortized and are tested annually for impairment of value and whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Impairment of identifiable intangible assets with indefinite lives occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset’s carrying amount is reduced to its fair value. Goodwill is evaluated using a two-step impairment test at the reporting unit level. A reporting unit can be an operating segment or a business within an operating segment. The first step of the test compares the recorded value of a reporting unit, including goodwill, with its fair value, as determined by its estimated discounted cash flows. If the recorded value of a reporting unit exceeds its fair value, the Company completes the second step of the test to determine the amount of goodwill impairment loss to be recognized. In the second step, the Company estimates an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The impairment loss is equal to the excess of the recorded value of the goodwill over the implied fair value of that goodwill. The Company’s annual impairment testing is performed during the fourth quarter using a discounted cash flow-based methodology.

Identifiable intangible assets with definite lives (e.g., licensing arrangements with contractual lives or customer relationships) are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used in evaluating elements of property, plant and equipment. If impaired, the asset is written down to its fair value.

Fair Values of Financial Instruments—Unless otherwise specified, the Company believes the carrying value of financial instruments approximates their fair value.

Environmental Liabilities—Environmental liabilities are accrued when it is probable that obligations have been incurred and the associated amounts can be reasonably estimated. The Company uses third-party specialists to assist management in appropriately measuring the expense associated with environmental liabilities. Such liabilities are adjusted as new information develops or circumstances change. The Company does not discount its environmental liabilities as the timing of the anticipated cash payments is not fixed or readily determinable. Management’s estimate of its potential liability is independent of any potential recovery of insurance proceeds or indemnification arrangements. The Company has not reduced its environmental liabilities for potential insurance recoveries.

Employment-Related Benefits—Employment-related benefits associated with pensions, postretirement health care benefits, and workers’ compensation are expensed as such obligations are incurred by the Company. The recognition of expense is impacted by estimates made by management, such as discount rates used to value these liabilities, future health care costs, and employee accidents incurred but not yet reported. The Company uses third-party specialists to assist management in appropriately measuring the expense associated with employment-related benefits.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale and collectibility is reasonably assured. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances, and returns of damaged and out-of-date products. Changes in the market value of inventories of merchandisable agricultural commodities, forward cash purchase and sales contracts, and exchange-traded futures and options contracts are recognized in earnings immediately.

Shipping and Handling—Amounts billed to customers related to shipping and handling are included in net sales. Shipping and handling costs are included in cost of goods sold.

Marketing Costs—The Company promotes its products with advertising, consumer incentives, and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentives and trade promotion activities are recorded as a reduction of revenue or as a component of cost of goods sold based on amounts estimated as being due to customers and consumers at the end of the period, based principally on historical utilization and redemption rates. Advertising and promotion expenses totaled $393.3 million, $451.6 million, and $334.0 million in fiscal 2008, 2007, and 2006, respectively.

Research and Development—The Company incurred expenses of $68.9 million, $68.3 million, and $54.1 million for research and development activities in fiscal 2008, 2007, and 2006, respectively.

Comprehensive Income—Comprehensive income includes net income, currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and changes in prior service cost and net actuarial gains/losses from pension and postretirement health care plans. The Company generally deems its foreign investments to be essentially permanent in nature and it does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer permanent in nature, estimated taxes are provided for the related deferred taxes, if any, resulting from currency translation adjustments. The Company reclassified $21.7 million and $0.2 million of foreign currency translation gains to net income due to the disposal of foreign subsidiaries and equity method investments in fiscal 2007 and 2006, respectively.

The following is a rollforward of the balances in accumulated other comprehensive income, net of tax (except for currency translation adjustment):

	Currency Translation Adjustment, Net of Reclassification Adjustments	Net Derivative Adjustment	Unrealized Gain (Loss) on Securities, Net of Reclassification Adjustment	Pension and Postretirement Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at May 29, 2005	$13.6	$7.2	$90.0	$(66.8)	$44.0
Current-period change	15.1	6.6	(87.2)	(0.3)	(65.8)

Balance at May 28, 2006	28.7	13.8	2.8	(67.1)	(21.8)
Current-period change	32.7	(9.4)	0.3	(7.7)	15.9

Balance at May 27, 2007	61.4	4.4	3.1	(74.8)	(5.9)
Current-period change	61.3	(4.9)	(4.2)	240.2	292.4

Balance at May 25, 2008	$122.7	$(0.5)	$(1.1)	$165.4	$286.5

The following details the income tax expense (benefit) on components of other comprehensive income (loss):

	2008	2007	2006
Net derivative adjustment	$(3.0)	$(5.3)	$5.1
Unrealized gains (losses) on available-for-sale securities	(0.2)	1.4	(8.1)
Reclassification adjustment for gains included in net income	(2.2)	(1.2)	(41.3)
Pension and postretirement healthcare liabilities	148.2	23.3	3.2

Use of Estimates—Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets, liabilities, revenues, and expenses as reflected in the financial statements. Actual results could differ from these estimates.

Accounting Changes—As further discussed in Note 18, the Company elected to adopt the measurement date provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of May 28, 2007 (the first day of fiscal 2008).

As further discussed in Note 14, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes (as amended), as of May 28, 2007 (the first day of fiscal 2008). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

As further discussed in Note 13, the Company adopted SFAS No. 123R, Share-Based Payment, effective May 29, 2006 (the first day of fiscal 2007).

Recently Issued Accounting Pronouncements—In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133. This standard requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for the Company’s third quarter of fiscal 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Upon its adoption, effective as of the beginning of the Company’s fiscal 2010, noncontrolling interests will be classified as equity in the Company’s financial statements and income and comprehensive income attributed to the noncontrolling interest will be included in the Company’s income and comprehensive income. The provisions of this standard must be applied retrospectively upon adoption. Management is currently evaluating the impact of adopting SFAS No. 160 on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree. The provisions of SFAS No. 141(R) are effective for the Company’s business combinations occurring on or after June 1, 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective as of the beginning of the Company’s fiscal 2009. Management does not expect the adoption of SFAS No. 159 to have any impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s fiscal 2009 for the Company’s financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in its consolidated financial statements. The FASB has provided for a one-year deferral of the implementation of this standard for other nonfinancial assets and liabilities. Management does not expect the adoption of SFAS No. 157 to have a material impact on the Company’s consolidated financial position or results of operations.

2. DISCONTINUED OPERATIONS AND DIVESTITURES

Trading and Merchandising Operations

On March 27, 2008, the Company entered into an agreement with affiliates of Ospraie Special Opportunities Fund (the “Ospraie Investors”) to sell its commodity trading and merchandising operations conducted by ConAgra Trade Group and principally reported as the Trading and Merchandising segment. The operations include the domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal, and oil seed byproducts merchandising and distribution business. In June 2008, subsequent to the Company’s fiscal 2008 year end, the sale of the trading and merchandising operations was completed. The Company reflects the results of these operations as discontinued operations for all periods presented. The assets and liabilities of the divested trading and merchandising operations have been reclassified as assets and liabilities held for sale within the Company’s consolidated balance sheets for all periods presented.

See Note 22 for further discussion on the sale of the trading and merchandising operations.

Knott’s Berry Farm® Operations

During the fourth quarter of fiscal 2008, the Company completed its divestiture of the Knott’s Berry Farm® (“Knott’s”) jams and jellies brand and operations for proceeds of approximately $55 million, resulting in no significant gain or loss. The Company reflects the results of these operations as discontinued operations for all periods presented. The assets and liabilities of the divested Knott’s business have been reclassified as assets and liabilities held for sale within the Company’s consolidated balance sheets for all periods prior to divestiture.

Packaged Meats Operations

During the first half of fiscal 2007, the Company completed its divestiture of the packaged meats operations for proceeds of approximately $553 million, resulting in no significant gain or loss. Based upon the Company’s estimate of proceeds from the sale of this business, the Company recognized impairment charges totaling $240.4 million ($209.3 million after tax) in the second half of fiscal 2006, and based on the final negotiations of this transaction, the Company recognized an additional impairment charge of approximately $19.7 million ($12.1 million after tax) in the first quarter of fiscal 2007. The Company reflects the results of these operations as discontinued operations for all periods presented.

As a result of completing the divestiture of the packaged meats operations, the Company recognized a pre-tax curtailment gain related to postretirement benefits totaling approximately $9.4 million during the third quarter of fiscal 2007 (see Note 18 for further information). This amount has been included within results of discontinued operations.

During the first quarter of fiscal 2007, the Company decided to discontinue the production of certain branded deli meat products concurrent with the disposition of the packaged meats business, discussed above. Accordingly, the Company has reclassified the results of operations associated with this branded deli meats business to discontinued operations for all periods presented.

Packaged Cheese Operations

During the first quarter of fiscal 2007, the Company completed its divestiture of the packaged cheese business for proceeds of approximately $97.6 million, resulting in a pre-tax gain of approximately $57.8 million ($32.0 million after tax). The Company reflects the results of these operations as discontinued operations for all periods presented.

Cook’s Ham Business

During the fourth quarter of fiscal 2006, the Company completed its divestiture of its Cook’s Ham business for proceeds of approximately $301.0 million, resulting in a pre-tax gain of $110.1 million ($38.0 million after tax). The Company reflects the results of this business as discontinued operations for all periods presented.

Seafood Business

During the fourth quarter of fiscal 2006, the Company completed its divestiture of its seafood operations for proceeds of approximately $141.3 million, resulting in no significant gain or loss. The Company reflects the results of this business as discontinued operations for all periods presented.

Culturelle Business

During the first quarter of fiscal 2007, the Company completed its divestiture of its nutritional supplement business for proceeds of approximately $8.2 million, resulting in a pre-tax gain of approximately $6.2 million ($3.5 million after tax). The Company reflects this gain within discontinued operations.

The results of the aforementioned businesses which have been divested are included within discontinued operations. The summary comparative financial results of discontinued operations were as follows:

	2008	2007	2006
Net sales	$2,203.0	$2,224.1	$3,920.6

Long-lived asset impairment charge	—	(21.1)	(240.9)
Income from operations of discontinued operations before income taxes	661.8	414.2	376.4
Net gain from disposal of businesses	7.0	64.3	115.5

Income before income taxes	668.8	457.4	251.0
Income tax expense	(256.9)	(175.1)	(180.8)

Income from discontinued operations, net of tax	$411.9	$282.3	$70.2

The effective tax rate for discontinued operations is significantly higher than the statutory rate in certain years due to the nondeductibility of certain goodwill of divested businesses.

Other Assets Held for Sale

During the third quarter of fiscal 2006, the Company initiated a plan to dispose of a refrigerated pizza business with annual revenues of less than $70 million. During the second quarter of fiscal 2007, the Company disposed of this business for proceeds of approximately $22.0 million, resulting in no significant gain or loss. Due to the Company’s expected significant continuing cash flows associated with this business, the results of operations of this business are included in continuing operations for all periods presented.

During the second quarter of fiscal 2007, the Company completed the disposal of an oat milling business for proceeds of approximately $35.8 million, after final working capital adjustments made during the third quarter, resulting in a pre-tax gain of approximately $17.9 million ($11.1 million after tax). Due to the Company’s expected significant continuing cash flows associated with this business, the results of operations of this business are included in continuing operations for all periods presented.

The assets and liabilities classified as held for sale as of May 25, 2008 and May 27, 2007 are as follows:

	2008	2007
Cash and cash equivalents	$30.8	$4.4
Receivables, less allowances for doubtful accounts	614.9	384.1
Inventories	1,294.2	723.4
Prepaids and other current assets	727.5	400.0

Current assets held for sale	$2,667.4	$1,511.9

Property, plant and equipment, net	$119.0	$114.7
Goodwill and other intangibles	17.0	43.3
Other assets	121.5	54.6

Noncurrent assets held for sale	$257.5	$212.6

Current installments of long-term debt	$0.3	$0.3
Accounts payable	596.6	361.6
Other accrued liabilities	591.2	352.5

Current liabilities held for sale	$1,188.1	$714.4

Noncurrent liabilities held for sale	$13.9	$23.2

During the first quarter of fiscal 2006, the Company sold the remaining 15.4 million shares of the Pilgrim’s Pride Corporation common stock for $482.4 million, resulting in a pre-tax gain of $329.4 million ($209.3 million after tax) and a net-of-tax reclassification from accumulated other comprehensive income of $95.3 million. The shares, along with other proceeds, were received in the fiscal 2004 divestiture of the Company’s chicken business.

3. ACQUISITIONS

On July 23, 2007, the Company acquired Alexia Foods, Inc. (“Alexia Foods”), a privately held natural food company headquartered in Long Island City, New York, for approximately $50 million in cash plus assumed liabilities. Alexia Foods offers premium natural and organic food items including potato products, appetizers, and artisan breads. At May 25, 2008, $34 million of the purchase price had been allocated to goodwill and $19 million to other intangible assets.

On September 5, 2007, the Company acquired Lincoln Snacks Holding Company, Inc. (“Lincoln Snacks”), a privately held company located in Lincoln, Nebraska, for approximately $50 million in cash plus assumed liabilities. Lincoln Snacks offers a variety of snack food brands and private label products. At May 25, 2008, $20 million of the purchase price had been allocated to goodwill and $17 million to other intangible assets.

On October 21, 2007, the Company acquired manufacturing assets of Twin City Foods, Inc., a potato processing business, for approximately $23 million in cash.

On February 25, 2008, the Company acquired Watts Brothers, a privately held group which owns and operates agricultural and farming businesses for approximately $132 million in cash plus assumed liabilities of approximately $101 million, including debt of approximately $84 million. Immediately following the close of the transaction, the Company retired approximately $64 million of the debt. At May 25, 2008, $17 million of the purchase price has been allocated to goodwill.

The assets acquired and liabilities assumed in connection with these acquisitions were as follows:

Fair value of assets acquired	$400.5
Cash paid for purchases, net of cash acquired	254.0

Liabilities assumed	$146.5

Under the purchase method of accounting, the assets acquired and liabilities assumed in these acquisitions were recorded at their respective estimated fair values at the date of acquisition. The fair values are subject to refinement as the Company completes its analyses relative to the fair values at the respective acquisition dates.

The pro forma effect of the acquisitions mentioned above was not material.

4. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

The change in the carrying amount of goodwill for fiscal 2008 and 2007 was as follows:

	Consumer Foods	Commercial Foods	Total
Balance as of May 28, 2006	$3,318.7	$84.8	$3,403.5
Divestitures	—	(0.3)	(0.3)
Translation and other	1.0	0.6	1.6

Balance as of May 27, 2007	3,319.7	85.1	3,404.8
Acquisitions	53.2	16.6	69.8
Translation and other	7.6	1.1	8.7

Balance as of May 25, 2008	$3,380.5	$102.8	$3,483.3

Other identifiable intangible assets were as follows:

	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$778.3	$—	$752.6	$—
Amortizing intangible assets	55.2	16.8	40.4	18.2

Total	$833.5	$16.8	$793.0	$18.2

Non-amortizing intangible assets are comprised of brands and trademarks.

Amortizing intangible assets, carrying a weighted average life of approximately 13 years, are principally composed of licensing arrangements and customer relationships. For fiscal 2008, 2007, and 2006, the Company recognized $2.6 million, $2.3 million, and $2.5 million, respectively, of amortization expense. Based on amortizing assets recognized in the Company’s balance sheet as of May 25, 2008, amortization expense is estimated to be approximately $4.6 million for each of the next five years.

In connection with the acquisitions of Alexia Foods, Lincoln Snacks, and Watts Brothers in fiscal 2008, the Company acquired approximately $70 million of non-deductible goodwill (of which $53 million and $17 million are presented in the Consumer Foods segment and Commercial Foods segment, respectively) and approximately $36 million of intangible assets (all of which is presented in the Consumer Foods segment).

In May 2008, the Company entered into a new licensing and capabilities agreement with The Procter & Gamble Company that provides the Company access to unique nutrition-enhancing food ingredients and packaging capabilities related to sustainability, ergonomics and design, as well as access to research associated with those technologies. At May 25, 2008, an amortizable intangible asset of $16 million related to this agreement was reflected in brands, trademarks and other intangible assets.

5. EARNINGS PER SHARE

Basic earnings per share is calculated on the basis of weighted average outstanding common shares. Diluted earnings per share is computed on the basis of basic weighted average outstanding common shares adjusted for the dilutive effect of stock options, restricted stock awards, and other dilutive securities.

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:

	2008	2007	2006
Net Income:
Income from continuing operations	$518.7	$482.3	$463.6
Income from discontinued operations	411.9	282.3	70.2

Net income	$930.6	$764.6	$533.8

Weighted Average Shares Outstanding:
Basic weighted average shares outstanding	487.5	504.2	518.1
Add: Dilutive effect of stock options, restricted stock awards, and other dilutive securities	3.4	2.9	2.1

Diluted weighted average shares outstanding	490.9	507.1	520.2

At the end of fiscal 2008, 2007, and 2006, there were 16.1 million, 14.9 million, and 20.9 million stock options outstanding, respectively, that were excluded from the computation of shares contingently issuable upon exercise of the stock options because exercise prices exceeded the annual average market value of the Company’s common stock.

6. RESTRUCTURING ACTIVITIES

2006-2008 Restructuring Plan

In February 2006, the Company’s board of directors approved a plan recommended by executive management to simplify the Company’s operating structure and reduce its manufacturing and selling, general, and administrative costs (“2006-2008 plan”). The plan included supply chain rationalization initiatives, the relocation of the Grocery Foods headquarters from Irvine, California to Naperville, Illinois, the centralization of shared services, salaried headcount reductions, and other cost-reduction initiatives. The plan was substantially completed by the end of fiscal 2008. The forecasted cost of the plan, as updated through May 25, 2008, is $232.8 million, of which a benefit of $1.6 million was recorded in fiscal 2008, $103.0 million of expense was recorded in fiscal 2007, and $129.6 million of expense was recorded in the second half of fiscal 2006. The Company has recorded expenses associated with this restructuring plan, including but not limited to, asset impairment charges, accelerated depreciation (i.e., incremental depreciation due to an asset’s reduced estimated useful life), inventory write-downs, severance and related costs, and plan implementation costs (e.g., consulting, employee relocation, etc.).

Included in the above estimates are $133.4 million of charges which have resulted or will result in cash outflows and $99.4 million of non-cash charges.

During fiscal 2008, the Company reassessed certain aspects of its plan to rationalize its supply chain. The Company determined that it will continue to operate three production facilities that it had previously planned to close. As a result of such determination, previously established reserves, primarily for related severance costs and pension costs, were reversed in fiscal 2008. The Company is currently evaluating the best use of a new production facility, the construction of which is in progress, in connection with its restructuring plans. The Company, based on its current assessment of likely scenarios, believes the carrying value of this facility ($41.1 million at May 25, 2008) is recoverable. In the event the Company determines that the future use of the new facility will not result in recovery of the recorded value of the asset, an impairment charge would be required.

The Company recognized the following cumulative (plan inception to May 25, 2008) pre-tax charges (recoveries) related to the 2006-2008 plan in its consolidated statements of earnings:

	Consumer Foods	Commercial Foods	Corporate	Total
Accelerated depreciation	$62.7	$—	$—	$62.7
Inventory write-downs	5.9	0.2	—	6.1
Severance and related costs	—	1.1	—	1.1
Other (including plan shutdown costs)	(1.9)	—	—	(1.9)

Total cost of goods sold	66.7	1.3	—	68.0

Accelerated depreciation	5.7	—	0.4	6.1
Asset impairment	24.9	1.6	—	26.5
Severance and related costs	28.3	3.1	22.7	54.1
Contract termination	18.2	—	1.1	19.3
Pension/Postretirement	—	0.1	4.2	4.3
Plan implementation costs	27.7	0.2	28.3	56.2
Other, net	(2.2)	(1.3)	—	(3.5)

Total selling, general and administrative expenses	102.6	3.7	56.7	163.0

Consolidated total	$169.3	$5.0	$56.7	$231.0

Included in the above are $131.6 million of charges which have resulted or will result in cash outflows and $99.4 million of non-cash charges.

Liabilities recorded for the various initiatives and changes therein for fiscal 2008 were as follows:

	Balance at May 27, 2007	Costs Paid or Otherwise Settled	Costs Incurred and Charged to Expense	Changes in Estimates	Balance at May 25, 2008
Severance and related costs	$24.8	$(13.3)	$—	$(6.2)	$5.3
Pension	1.8	—	—	(1.8)	—
Contract termination	3.2	(0.4)	—	(2.8)	—
Plan implementation costs	3.3	(11.9)	10.0	(1.2)	0.2

Total	$33.1	$(25.6)	$10.0	$(12.0)	$5.5

2008-2009 Restructuring Plan

During fiscal 2008, the Company’s board of directors approved a plan (“2008-2009 plan”) recommended by executive management to improve the efficiency of the Company’s Consumer Foods operations and related functional organizations and to streamline the Company’s international consumer operations to reduce its manufacturing and selling, general, and administrative costs. This plan includes the reorganization of the Consumer Foods operations, the integration of the international headquarters functions into the Company’s domestic business, and exiting a number of international markets. These plans are expected to be substantially completed by the end of fiscal 2009. The forecasted costs of this plan, as updated through May 25, 2008, are $43.5 million, of which $27.8 million was recorded in fiscal 2008. The Company has recorded expenses associated with this restructuring plan, including but not limited to, inventory write-downs, severance and related costs, and plan implementation costs (e.g., consulting, employee relocation, etc.). The Company anticipates it will recognize the following pre-tax expenses associated with the 2008-2009 plan in the fiscal 2008 to 2009 timeframe (amounts include charges recognized in fiscal 2008):

	Consumer Foods	Corporate	Total
Inventory write-downs	$2.6	$—	$2.6

Total cost of goods sold	2.6	—	2.6

Asset impairment	0.8	—	0.8
Severance and related costs	18.9	3.4	22.3
Contract termination	5.8	—	5.8
Plan implementation costs	0.7	4.1	4.8
Goodwill/Brand impairment	0.2	—	0.2
Other, net	7.0	—	7.0

Total selling, general and administrative expenses	33.4	7.5	40.9

Consolidated total	$36.0	$7.5	$43.5

Included in the above estimates are $34.0 million of charges which have resulted or will result in cash outflows and $9.5 million of non-cash charges.

During fiscal 2008, the Company recognized the following pre-tax charges in its consolidated statement of earnings for the fiscal 2008-2009 plan:

	Consumer Foods	Corporate	Total
Inventory write-downs	$2.4	$—	$2.4

Total cost of goods sold	2.4	—	2.4

Asset impairment	0.8	—	0.8
Severance and related costs	16.8	3.1	19.9
Contract termination	2.3	—	2.3
Plan implementation costs	0.3	1.3	1.6
Goodwill/Brand impairment	0.2	—	0.2
Other, net	0.6	—	0.6

Total selling, general and administrative expenses	21.0	4.4	25.4

Consolidated total	$23.4	$4.4	$27.8

Liabilities recorded for the various initiatives and changes therein for fiscal 2008 under the 2008-2009 plan were as follows:

	Balance at May 27, 2007	Costs Paid or Otherwise Settled	Costs Incurred and Charged to Expense	Changes in Estimates	Balance at May 25, 2008
Severance and related costs	$—	$(3.9)	$19.9	$—	$16.0
Plan implementation costs	—	(1.2)	4.5	—	3.3

Total	$—	$(5.1)	$24.4	$—	$19.3

7. IMPAIRMENT OF DEBT AND EQUITY SECURITIES

During fiscal 2006, the Company recognized impairment charges totaling $75.8 million ($73.1 million after tax) of its investments in a malt venture and an unrelated investment in a foreign prepared foods business, due to declines in the estimated proceeds from the disposition of these investments. The investment in a foreign prepared foods business was disposed of in fiscal 2006. The extent of the impairments was determined based upon the Company’s assessment of the recoverability of its investments based primarily upon the expected proceeds of planned dispositions of the investments.

During fiscal 2007, the Company completed the disposition of the equity method investment in the malt venture for proceeds of approximately $24 million, including notes and other receivables totaling approximately $7 million. This transaction resulted in a pre-tax gain of approximately $4 million, with a related tax benefit of approximately $4 million. These charges and the subsequent gain on disposition are reflected in equity method investment earnings in the consolidated statements of earnings.

During fiscal 2006, the Company determined that the fair value of subordinated notes, with an original principal amount of $150 million plus accrued interest of $50.4 million from Swift Foods, were impaired and that the impairment was other-than-temporary. Accordingly, the Company reduced the carrying value of the notes to approximately $117 million and recognized impairment charges totaling $82.9 million in selling, general and administrative expenses, including the reclassification of the cumulative after-tax charges of $21.9 million from accumulated other comprehensive income. During fiscal 2007, the Company closed on the sale of these notes for approximately $117 million, net of transaction expenses, resulting in no additional gain or loss.

8. INVENTORIES

The major classes of inventories are as follows:

	2008	2007
Raw materials and packaging	$580.8	$458.5
Work in progress	100.0	94.6
Finished goods	1,179.1	1,001.3
Supplies and other	71.6	70.7

Total	$1,931.5	$1,625.1

9. CREDIT FACILITIES AND BORROWINGS

At May 25, 2008, the Company had credit lines from banks that totaled approximately $2.3 billion. These lines are comprised of a $1.5 billion multi-year revolving credit facility with a syndicate of financial institutions which matures in December 2011, uncommitted short-term loan facilities approximating $364 million, and uncommitted trade finance facilities approximating $424 million. Borrowings under the multi-year facility bear interest at or below prime rate and may be prepaid without penalty. The Company has not drawn upon this multi-year facility.

The uncommitted trade finance facilities mentioned above were maintained in order to finance certain working capital needs of the Company’s trading and merchandising operations. Subsequent to the sale of this business in June 2008, the Company exited these facilities.

The Company finances its short-term liquidity needs with bank borrowings, commercial paper borrowings, and bankers’ acceptances. As of May 25, 2008, the Company had outstanding borrowings of $578.3 million, primarily under the commercial paper arrangements. The weighted average interest rate on these borrowings as of May 25, 2008 was 2.76%. The average consolidated short-term borrowings outstanding under these facilities were $418.5 million and $4.3 million for fiscal 2008 and 2007, respectively.

10. SENIOR LONG-TERM DEBT, SUBORDINATED DEBT AND LOAN AGREEMENTS

	2008	2007
Senior Debt
8.25% senior debt due September 2030	$300.0	$300.0
7.0% senior debt due October 2028	400.0	400.0
6.7% senior debt due August 2027 (redeemable at option of holders in 2009)	300.0	300.0
7.125% senior debt due October 2026	400.0	400.0
7.875% senior debt due September 2010	500.0	500.0
6.75% senior debt due September 2011	700.0	700.0
5.819% senior debt due June 2017	500.0	500.0
2.50% to 9.59% lease financing obligations due on various dates through 2024	122.4	174.6
Other	67.7	55.3

Total face value senior debt	3,290.1	3,329.9

Subordinated Debt
9.75% subordinated debt due March 2021	200.0	200.0

Total face value subordinated debt	200.0	200.0

Total debt face value	3,490.1	3,529.9
Unamortized discounts/premiums	(86.5)	(92.8)
Hedged debt adjustment to fair value	(1.8)	(0.6)
Less current installments	(14.9)	(17.9)

Total long-term debt	$3,386.9	$3,418.6

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years following May 25, 2008, are as follows:

2009	$14.9
2010	12.4
2011	508.9
2012	717.6
2013	33.9

Lease financing obligations included $54 million and $150 million of debt of consolidated variable interest entities at May 25, 2008 and May 27, 2007, respectively. The liabilities recognized as a result of consolidating these entities do not represent additional claims on the general assets of the Company. The creditors of these entities have claims only on the assets of the specific variable interest entities to which they extend credit.

For periods ending prior to November 25, 2007, the Company consolidated several entities from which it leases office buildings. These entities were determined to be variable interest entities, and the Company was determined to be the primary beneficiary of each of these entities. In September 2007, the Company ceased to be the primary beneficiary of the entities from which it leases office buildings and, accordingly, the Company discontinued the consolidation of the assets and liabilities of these entities. This resulted in reducing the amount of long-term debt reflected in the Company’s balance sheet by $83 million. However, a lease agreement with one of the variable interest entities was determined to be a capital lease, and, as such, at May 25, 2008 the Company reflected the related leased assets of $46 million in property, plant and equipment, capital lease obligations of $44 million in senior long-term debt, and $2 million in current installments of long-term debt.

In December 2006, the Company completed an exchange of approximately $200 million principal amount of its 9.75% subordinated notes due March 2021 and approximately $300 million principal amount of its 6.75% senior notes due September 2011 for approximately $500 million principal amount of 5.819% senior notes due June 2017 and cash of approximately $90 million, in order to improve the Company’s debt maturity profile. The Company is amortizing the $90 million cash payment over the life of the new notes within interest expense.

The Company’s most restrictive note agreements (the revolving credit facilities and certain privately placed long-term debt) require the Company to repay the debt if consolidated funded debt exceeds 65% of the consolidated capital base, as defined, or if fixed charges coverage, as defined, is less than 1.75 to 1.0, as such terms are defined in applicable agreements. At May 25, 2008, the Company was in compliance with its debt covenants.

Net interest expense consists of:

	2008	2007	2006
Long-term debt	$255.9	$263.5	$311.5
Short-term debt	14.7	0.4	3.8
Interest income	(9.1)	(37.3)	(38.8)
Interest capitalized	(8.2)	(7.1)	(5.0)

	$253.3	$219.5	$271.5

Net interest paid from continuing and discontinued operations was $254.5 million, $228.2 million, and $304.9 million in fiscal 2008, 2007, and 2006, respectively.

The Company’s net interest expense was reduced by $1.2 million, $3.6 million, and $11.5 million in fiscal 2008, 2007, and 2006, respectively, due to the net impact of previously closed interest rate swap agreements.

The carrying amount of long-term debt (including current installments) was $3.4 billion as of May 25, 2008 and May 27, 2007. Based on current market rates provided primarily by outside investment bankers, the fair value of this debt at May 25, 2008 and May 27, 2007 was estimated at $3.7 billion and $3.8 billion, respectively.

As part of the Watts Brothers purchase in the fourth quarter of fiscal 2008, the Company assumed $83.8 million of debt, of which the Company immediately repaid $64.3 million after the acquisition.

During fiscal 2006, the Company redeemed $500 million of 6% senior debt due in September 2006 and $250 million of 7.875% senior debt due in September 2010. These early retirements of debt resulted in pre-tax losses of $30.3 million (including $26.3 million recognized in the fourth quarter of fiscal 2006), which are included in selling, general and administrative expenses.

11. OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consisted of:

	May 25, 2008	May 27, 2007
Postretirement health care and pensions	$491.8	$538.8
Noncurrent income tax liabilities	637.1	452.6
Environmental liabilities primarily associated with the Company’s acquisition of Beatrice Company (see Note 16)	95.0	100.2
Other	119.4	88.5

	1,343.3	1,180.1
Less current portion	(50.3)	(50.2)

	$1,293.0	$1,129.9

12. CAPITAL STOCK

The Company has authorized shares of preferred stock as follows:

Class B—$50 par value; 150,000 shares

Class C—$100 par value; 250,000 shares

Class D—without par value; 1,100,000 shares

Class E—without par value; 16,550,000 shares

There were no preferred shares issued or outstanding as of May 25, 2008.

On December 4, 2003, the Company announced a share repurchase program of up to $1 billion. On September 28, 2006, the share repurchase program was increased to $1.5 billion, and during the second quarter of fiscal 2008, the Board of Directors authorized management to repurchase up to an additional $500 million of the Company’s common stock. During fiscal 2008, 2007, and 2006, the Company repurchased approximately 7.5 million shares at a total cost of $188.0 million, 24.3 million shares at a total cost of $614.8 million, and 8.7 million shares at a total cost of $197.0 million, respectively. See Note 22 for further discussion of the share repurchase authorization subsequent to fiscal 2008 year end.

13. SHARE-BASED PAYMENTS

In accordance with stockholder-approved plans, the Company issues share-based payments under various stock-based compensation arrangements, including stock options, restricted stock, performance shares, and other share-based awards.

On September 28, 2006, the stockholders approved the ConAgra Foods 2006 Stock Plan, which authorizes the issuance of up to 30 million shares of ConAgra Foods common stock. At May 25, 2008, approximately 19.6 million shares were reserved for granting additional options, restricted stock, bonus stock awards, or other share-based awards.

Stock Option Plan

The Company has stockholder-approved stock option plans which provide for granting of options to employees for the purchase of common stock at prices equal to the fair value at the date of grant. Options become exercisable under various vesting schedules (typically three to five years) and generally expire seven to ten years after the date of grant.

The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for stock options granted:

	2008	2007	2006
Expected volatility (%)	17.45	19.46	26.80
Dividend yield (%)	3.00	3.26	4.05
Risk-free interest rates (%)	4.58	5.02	3.84
Expected life of stock option (years)	4.75	4.64	6.00

The expected volatility is based on the historical market volatility of the Company’s stock over the expected life of the stock options granted. The expected life represents the period of time that the awards are expected to be outstanding and is based on the contractual term of each instrument, taking into account employees’ historical exercise and termination behavior.

A summary of the option activity as of May 25, 2008, and changes during the fifty-two weeks then ended is presented below:

	Fiscal 2008
Options	Number of Options (in Millions)	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in Millions)
Outstanding at May 28, 2007	26.8	$23.84
Granted	8.3	$26.27
Exercised	(1.8)	$22.44		$4.8
Forfeited	(1.0)	$24.40
Expired	(1.6)	$31.62

Outstanding at May 25, 2008	30.7	$24.16	5.29	$20.0

Exercisable at May 25, 2008	23.2	$23.94	4.99	$17.1

The Company recognizes compensation expense using the straight-line method over the requisite service period. During fiscal 2008, 2007, and 2006, the Company granted 8.3 million options, 6.7 million options, and 8.0 million options, respectively, with a weighted average grant date value of $4.23, $3.92, and $4.52, respectively. The total intrinsic value of options exercised was $4.8 million, $7.6 million, and $2.9 million for fiscal 2008, 2007, and 2006, respectively. The closing market price of the Company’s common stock on the last trading day of fiscal 2008 was $23.38 per share.

Compensation expense and the related tax benefit for stock option awards totaled $26.7 million and $9.7 million, respectively, for fiscal 2008. Compensation expense and the related tax benefit for stock option awards totaled $21.4 million and $7.7 million, respectively, for fiscal 2007. No compensation expense was recognized in fiscal 2006 related to options as past awards (pre-SFAS No. 123R adoption) were accounted for under APB No. 25.

At May 25, 2008, the Company had $28.7 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock options that will be recognized over a weighted average period of 1.4 years.

Cash received from option exercises for the fiscal years ended May 25, 2008 and May 27, 2007 was $37.5 million and $63.8 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $1.8 million and $2.8 million for fiscal 2008 and 2007, respectively.

Share Unit Plans

In accordance with stockholder-approved plans, the Company issues stock under various stock-based compensation arrangements, including restricted stock, restricted share equivalents, and other share-based awards (“share units”). These awards generally have requisite service periods of three to five years. Under each arrangement, stock is issued without direct cost to the employee. The Company estimates the fair value of the share units based upon the market price of the Company’s stock at the date of grant. Certain share unit grants do not provide for the payment of dividend equivalents to the participant during the requisite service period (vesting period). For those grants, the value of the grants is reduced by the net present value of the foregone dividend equivalent payments. The Company recognizes compensation expense for share unit awards on a straight-line basis over the requisite service period. The compensation expense for the Company’s share unit awards totaled $16.7 million, $10.4 million, and $23.8 million for fiscal 2008, 2007, and 2006, respectively. The tax benefit related to the compensation expense for fiscal 2008, 2007, and 2006 was $6.1 million, $3.8 million, and $8.7 million, respectively.

The following table summarizes the nonvested share units as of May 25, 2008, and changes during the fifty-two weeks then ended:

Share Units	Share Units (in Millions)	Weighted Average Grant-Date Fair Value
Nonvested share units at May 28, 2007	2.14	$23.64
Granted	1.41	$25.28
Vested/Issued	(0.72)	$23.44
Forfeited	(0.16)	$24.88

Nonvested share units at May 25, 2008	2.67	$24.91

During fiscal 2008, 2007, and 2006, the Company granted 1.4 million share units, 0.8 million share units, and 0.7 million share units, respectively, with a weighted average grant date value of $25.28, $22.75, and $22.74, respectively.

The total intrinsic value of share units vested during fiscal 2008, 2007, and 2006 was $16.9 million, $13.9 million, and $17.5 million, respectively.

At May 25, 2008, the Company had $33.2 million of total unrecognized compensation expense, net of estimated forfeitures, related to share unit awards that will be recognized over a weighted average period of 2.1 years.

Performance Based Share Plan

Under its 2007 Performance Share Plan, adopted pursuant to stockholder-approved incentive plans, the Company granted selected executives and other key employees performance share awards with vesting contingent upon the Company meeting various Company-wide performance goals. The performance goals are based upon Company earnings before interest and taxes (EBIT) and Company return on average invested capital (ROAIC) measured over the fiscal 2007 to 2009 performance period. The awards actually earned will range from zero to three hundred percent of the targeted number of performance shares and be paid in shares of common stock. Generally, for the three-year performance period beginning with fiscal year 2007, up to one-third of the targeted performance shares were earned in fiscal year 2007 based upon Company performance for fiscal year 2007; up to one-third of the targeted performance shares were earned in fiscal year 2008 based upon Company performance for the entire performance period, representing cumulative performance in fiscal 2007 and fiscal 2008; and the balance of the targeted performance shares, and any above target payout, may be earned based upon cumulative performance for the entire performance period, which concludes at the end of fiscal year 2009. Based on the attainment of various interim Company-wide performance goals, the Company issued one-third of the targeted performance shares granted under the 2007 performance share plan in July 2007 to those participants who were eligible for an interim payout and will issue one-third of the targeted number of performance shares granted under the 2007 performance share plan in July 2008 to those participants who are eligible for an interim payout.

Under its 2008 Performance Share Plan, adopted pursuant to stockholder-approved incentive plans, the Company granted selected executives and other key employees performance share awards with vesting contingent upon the Company meeting various Company-wide performance goals. The performance goals are based upon Company earnings before interest and taxes (EBIT) and Company return on average invested capital (ROAIC) measured over the fiscal 2008 to 2010 performance period. The awards actually earned will range from zero to three hundred percent of the targeted number of performance shares and be paid in shares of common stock. Subject to limited exceptions set forth in the plan, any shares earned will be distributed at the end of the three-year period.

The fair value of each grant was estimated based upon the Company’s stock price on the date of grant. Management must evaluate, on a quarterly basis, the probability that the target performance goals will be met and the anticipated level of attainment in order to determine the amount of compensation cost to recognize in the financial statements. If such defined performance goals are not met, no compensation cost will be recognized and any previously recognized compensation cost will be reversed. As the awards under the 2007 performance share plan contain both a service condition and performance conditions in order to vest and a certain portion of the award (tranche) may vest each fiscal year within the performance period, the Company recognizes compensation expense for these awards over the requisite service period for each separately vesting tranche. Awards under the 2008 performance share plan are recognized on a straight-line basis over the requisite service period.

A summary of the activity for performance share awards as of May 25, 2008, and changes during the fifty-two weeks then ended is presented below:

Performance Shares	Shares (in Millions)	Weighted Average Grant-Date Fair Value
Nonvested performance shares at May 28, 2007	1.7	$22.21
Granted	0.7	$26.61
Vested/Issued	(0.6)	$22.05
Forfeited	(0.1)	$24.06

Nonvested performance shares at May 25, 2008	1.7	$23.92

The compensation expense for the Company’s performance share awards totaled $19.2 million and $29.8 million for fiscal 2008 and 2007, respectively. The tax benefit related to the compensation expense for fiscal 2008 and 2007 was $7.0 million and $10.9 million, respectively.

Based on estimates at May 25, 2008, the Company had $18.6 million of total unrecognized compensation expense, net of estimated forfeitures, related to performance shares that will be recognized over a weighted average period of 1.5 years.

Restricted Cash Plan

The Company has granted restricted share equivalents pursuant to plans approved by stockholders that are ultimately settled in cash (“restricted cash”) based on the market price of the Company’s stock as of the date the award is fully vested. The value of the restricted cash is adjusted based upon the market price of the Company’s stock at the end of each reporting period and amortized as compensation expense over the vesting period (generally five years). The restricted cash awards earn dividend equivalents during the requisite service period (vesting period).

Restricted Cash	Share Equivalents (in Thousands)	Intrinsic Value
Outstanding share units at May 28, 2007	963	$25.66
Granted	—	—
Earned Dividend Equivalents	22	$24.74
Vested/Issued	(486)	$23.61
Forfeited	(18)	$24.49

Outstanding share units at May 25, 2008	481	$23.38

The compensation expense for the Company’s restricted cash awards totaled $1.2 million, $5.8 million, and $12.5 million for fiscal 2008, 2007, and 2006 respectively, while the tax benefit related to the compensation expense for the same periods was $0.4 million, $2.1 million, and $4.6 million, respectively. The total payments for share-based liabilities during fiscal 2008 and 2007 were $11.5 million and $4.1 million, respectively.

The following table illustrates the pro forma effect on net income and earnings per share assuming the Company had followed the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all outstanding and unvested stock options for the fifty-two weeks ended May 28, 2006.

2006
Net income, as reported	$533.8
Add: Stock-based employee compensation included in reported net income, net of related tax effects	22.4
Deduct: Total stock-based compensation expense determined under fair value based method, net of related tax effects	(33.9)

Pro forma net income	$522.3

Earnings per share:
Basic earnings per share—as reported	$1.03
Basic earnings per share—pro forma	$1.01
Diluted earnings per share—as reported	$1.03
Diluted earnings per share—pro forma	$1.01

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows in the consolidated statement of cash flows. SFAS No. 123R requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. This requirement has reduced net operating cash flows and increased net financing cash flows by approximately $1.8 million for fiscal 2008.

14. PRE-TAX INCOME AND INCOME TAXES

Pre-tax income from continuing operations (including equity method investment earnings (loss)) consisted of the following:

	2008	2007	2006
United States	$676.3	$681.2	$649.8
Foreign	69.6	46.6	48.8

	$745.9	$727.8	$698.6

The provision for income taxes included the following:

	2008	2007	2006
Current
Federal	$199.0	$256.9	$235.9
State	(6.0)	8.8	15.4
Foreign	18.0	12.9	17.1

	211.0	278.6	268.4
Deferred
Federal	26.2	(20.2)	4.7
State	(9.6)	(5.8)	(20.8)
Foreign	(0.4)	(7.1)	(17.3)

	16.2	(33.1)	(33.4)

	$227.2	$245.5	$235.0

Income taxes computed by applying the U.S. Federal statutory rates to income from continuing operations before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	2008	2007	2006
Computed U.S. Federal income taxes	$261.0	$254.7	$244.5
State income taxes, net of U.S. Federal tax impact	(10.1)	1.9	(3.5)
Export, tax credits, and domestic manufacturing deduction	(18.6)	(10.5)	(9.1)
Foreign tax credits	(30.7)	(0.5)	(8.5)
Tax impact of equity method investment divestiture	—	(5.0)	27.6
IRS audit adjustments and settlement	(0.7)	20.5	—
Other	26.3	(15.6)	(16.0)

	$227.2	$245.5	$235.0

Fiscal 2008 state income taxes benefit includes state income tax expense on taxable income which was more than offset by certain tax benefits, principally related to the resolution of various state tax audits, a change in legal entity structure, and state tax credits. Fiscal 2006 state income taxes benefit includes state income tax expense on taxable income which was more than offset by certain tax benefits, principally related to a change in state deferred tax rates and changes in estimates.

Income taxes paid, net of refunds, were $471.3 million, $436.1 million, and $340.0 million in fiscal 2008, 2007, and 2006, respectively.

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

	2008		2007
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$—	$305.3	$—	$291.0
Goodwill, trademarks and other intangible assets	—	454.3	—	399.8
Accrued expenses	43.5	—	40.0	—
Compensation related liabilities	52.9	—	64.7	—
Pension and other postretirement benefits	84.9	—	198.4	—
Other liabilities that will give rise to future tax deductions	124.4	—	131.2	—
Long-term debt	—	15.7	—	33.7
Foreign tax credit carryforwards	9.3	—	15.4	—
State tax credit and NOL carryforwards	29.9	—	22.1	—
Other	26.1	—	21.4	25.4

	371.0	775.3	493.2	749.9
Less: Valuation allowance	(49.9)	—	(48.3)	—

Net deferred taxes	$321.1	$775.3	$444.9	$749.9

At May 25, 2008 and May 27, 2007, net deferred tax assets of $146.3 million and $147.6 million, respectively, are included in prepaid expenses and other current assets. At May 25, 2008 and May 27, 2007, net deferred tax liabilities of $600.5 million and $452.6 million, respectively, are included in other noncurrent liabilities.

Effective May 28, 2007, the Company adopted the provisions of FIN 48. As a result of the implementation of FIN 48, the Company recognized a $1.2 million decrease in the liability for unrecognized tax benefits, with a corresponding adjustment to retained earnings.

The liability for gross unrecognized tax benefits at May 25, 2008 was $75.8 million, excluding a related liability of $21.8 million for gross interest and penalties. Included in the balance at May 25, 2008 are $11.8 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Any associated interest and penalties imposed would affect the tax rate. As of May 28, 2007, the Company’s gross liability for unrecognized tax benefits were $54.8 million, excluding a related liability of $12.7 million for gross interest and penalties.

The net amount of unrecognized tax benefits at May 25, 2008 and May 28, 2007 that, if recognized, would impact the Company’s effective tax rate was $46.2 million and $39.0 million, respectively. Recognition of these tax benefits would have a favorable impact on the Company’s effective tax rate.

The Company accrues interest and penalties associated with uncertain tax positions as part of income tax expense.

The Company conducts business and files tax returns in numerous countries, states, and local jurisdictions. The U.S. Internal Revenue Service (“IRS”) has completed its audit for tax years through fiscal 2004 and all resulting significant items for fiscal 2004 and prior years have been settled with the IRS. Other major jurisdictions where the Company conducts business generally have statutes of limitations ranging from 3 to 5 years.

The Company estimates that it is reasonably possible that the amount of gross unrecognized tax benefits will decrease by $20 million to $25 million over the next twelve months due to various federal, state, and foreign audit settlements and the expiration of statutes of limitations.

The change in the unrecognized tax benefits for the year ended May 25, 2008 was (in millions):

2008
Beginning balance on May 28, 2007	$54.8
Increases from positions established during prior periods	80.8
Decreases from positions established during prior periods	(69.9)
Increases from positions established during the current period	19.1
Decreases from positions established during the current period	(0.2)
Decreases relating to settlements with taxing authorities	(5.0)
Other adjustments to liability	(1.0)
Reductions resulting from lapse of applicable statute of limitation	(2.8)

Ending balance on May 25, 2008	$75.8

The Company has approximately $60.0 million of foreign net operating loss carryforwards ($16.5 million expire between fiscal 2008 and 2022 and $43.5 million have no expiration dates).

Substantially all of the Company’s foreign tax credits will expire between fiscal 2013 and 2018. State tax credits of approximately $14.8 million expire in various years ranging from fiscal 2010 to 2016.

The Company has recorded a valuation allowance for the portion of the net operating loss carryforwards, tax credit carryforwards, and other deferred tax assets it believes will more likely than not be realized. The net impact on income tax expense related to changes in the valuation allowance for fiscal 2008, 2007, and 2006 were charges of $1.6 million, $0.4 million, and a benefit of $0.9 million, respectively. The current year change principally relates to increases to the valuation allowances for state and foreign net operating losses and foreign capital losses, offset by decreases related to foreign tax credits and federal audit matters.

The Company has not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. Deferred taxes are provided for earnings of non- U.S. affiliates and associated companies when the Company determines that such earnings are no longer indefinitely reinvested.

15. COMMITMENTS

The Company leases certain facilities and transportation equipment under agreements that expire at various dates. Rent expense under all operating leases for continuing operations was $129.1 million, $132.9 million, and $151.6 million in fiscal 2008, 2007, and 2006, respectively. Rent expense under operating leases for discontinued operations was $35.8 million, $35.9 million, and $41.7 million in fiscal 2008, 2007, and 2006, respectively.

A summary of noncancelable operating lease commitments for fiscal years following May 25, 2008, was as follows:

2009	$89.2
2010	80.0
2011	68.1
2012	58.9
2013	48.0
Later years	170.7

$514.9

The Company had performance bonds and other commitments and guarantees outstanding at May 25, 2008, aggregating to $56.3 million. This amount includes approximately $23 million in guarantees and other commitments the Company has made on behalf of the divested fresh beef and pork business.

16. CONTINGENCIES

In fiscal 1991, the Company acquired Beatrice Company (“Beatrice”). As a result of the acquisition and the significant pre-acquisition contingencies of the Beatrice businesses and its former subsidiaries, the consolidated post-acquisition financial statements of the Company reflect liabilities associated with the estimated resolution of these contingencies. These include various litigation and environmental proceedings related to businesses divested by Beatrice prior to its acquisition by the Company. The litigation includes several public nuisance and personal injury suits against a number of lead paint and pigment manufacturers, including ConAgra Grocery Products and the Company as alleged successors to W. P. Fuller Co., a lead paint and pigment manufacturer owned and operated by Beatrice until 1967. Although decisions favorable to the Company have been rendered in Rhode Island, New Jersey, and Wisconsin, the Company remains a defendant in active suits in Illinois, Ohio, and California. The Illinois suit seeks class-wide relief in the form of medical monitoring for elevated levels of lead in blood. The State of Ohio and several of its municipalities seek abatement of the alleged nuisance and unspecified damages. In California, a number of cities and counties have joined in a consolidated action seeking abatement of the alleged public nuisance.

The environmental proceedings include litigation and administrative proceedings involving Beatrice’s status as a potentially responsible party at 36 Superfund, proposed Superfund, or state-equivalent sites; these sites involve locations previously owned or operated by predecessors of Beatrice that used or produced petroleum, pesticides, fertilizers, dyes, inks, solvents, PCBs, acids, lead, sulfur, tannery wastes, and/or other contaminants. Beatrice has paid or is in the process of paying its liability share at 34 of these sites. Reserves for these matters have been established based on the Company’s best estimate of its undiscounted remediation liabilities, which estimates include evaluation of investigatory studies, extent of required cleanup, the known volumetric contribution of Beatrice and other potentially responsible parties, and its experience in remediating sites. The reserves for Beatrice environmental matters totaled $93.6 million as of May 25, 2008, a majority of which relates to the Superfund and state equivalent sites referenced above. Expenditures for these matters are expected to continue for a period of up to 20 years.

As part of the fresh beef and pork divestiture, the Company guaranteed the performance of the divested fresh beef and pork business with respect to a hog purchase contract. The hog purchase contract requires the divested fresh beef and pork business to purchase a minimum of approximately 1.2 million hogs annually through 2014. The contract stipulates minimum price commitments, based in part on market prices, and in certain circumstances also includes price adjustments based on certain inputs. The Company is also a party to various potato supply agreements. Under the terms of certain such potato supply agreements, the Company has guaranteed repayment of short-term bank loans of the potato suppliers, under certain conditions. At May 25, 2008, the amount of supplier loans effectively guaranteed by the Company was approximately $26 million. The Company has not established a liability for these guarantees, as the Company has determined that the likelihood of its required performance under the guarantees is remote.

The Company is party to a number of lawsuits and claims arising out of the operation of its business, including lawsuits and claims related to the February 2007 recall of its peanut butter products. The Company believes that the ultimate resolution of these lawsuits and claims will not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. On June 28, 2007, officials from the Food and Drug Administration’s Office of Criminal Investigations executed a search warrant at the Company’s peanut butter manufacturing facility in Sylvester, Georgia, which had been closed since the initiation of the recall, to obtain a variety of records and information relating to plant operations. The Company is cooperating with officials in regard to the investigation.

After taking into account liabilities recorded for all of the foregoing matters, management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. Costs of legal services are recognized in earnings as services are provided.

17. DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risks from adverse changes in:

•	commodity prices affecting the cost of raw materials and energy,

•	foreign exchange rates, and

•	interest rates.

In the normal course of business, these risks are managed through a variety of strategies, including the use of derivatives.

Commodity futures and options contracts are used to reduce the volatility of commodity input prices on items such as natural gas, vegetable oils, proteins, dairy, grains, and electricity. Generally, the Company economically hedges a portion of its anticipated consumption of commodity inputs for periods ranging from 12 to 36 months. The Company may enter into longer-term economic hedges on particular commodities if deemed appropriate. As of May 25, 2008, the Company had economically hedged certain portions of its anticipated consumption of commodity inputs through November 2010.

In order to reduce exposures related to changes in foreign currency exchange rates, the Company, when deemed prudent, enters into forward exchange or option contracts to economically hedge transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging against foreign currency risk in purchasing inventory and capital equipment, sales of finished goods, and future settlement of foreign-denominated assets and liabilities.

From time to time, the Company may use derivative instruments, including interest rate swaps, to reduce exposures related to changes in interest rates. At the end of fiscal 2008, 2007, and 2006, the Company had no interest rate swap agreements outstanding.

In prior periods, the Company has designated certain derivatives as fair value hedges or cash flow hedges qualifying for hedge accounting treatment. The Company discontinued designating derivatives as cash flow hedges during the first quarter of fiscal 2008 and had no qualifying fair value hedges during the periods covered by this report.

Gains and losses associated with designated cash flow hedges were deferred in accumulated other comprehensive income until the underlying hedged item impacted earnings. At that time, the Company reclassified net gains and losses from cash flow hedges into the same line item of the consolidated statement of earnings as where the effects of the hedged item are recorded, typically cost of goods sold. As of May 27, 2007 the deferred gain, net of tax, recognized in accumulated other comprehensive income was $4.9 million.

Hedge ineffectiveness for cash flow hedges may impact net earnings when a change in the value of a hedge does not offset the change in the value of the underlying hedged item. For fiscal 2008, 2007, and 2006, the ineffectiveness associated with derivatives designated as cash flow hedges from continuing operations was a loss of $1.1 million, a loss of $3.3 million, and a gain of $3.1 million, respectively. The Company recognized no gain or loss from ineffectiveness for fiscal 2008, a loss of $0.1 million in fiscal 2007, and a gain of $1.7 million in fiscal 2006 within results of discontinued operations. Depending on the nature of the hedge, ineffectiveness is recognized within cost of goods sold, selling, general and administrative expense, or income (loss) from discontinued operations, net of tax. The Company does not exclude any component of the hedging instrument’s gain or loss when assessing ineffectiveness.

Many of the Company’s derivatives do not qualify for, and, as noted above, the Company is not currently designating any derivatives to achieve hedge accounting treatment. Changes in the market value of derivatives are recognized in current earnings within cost of goods sold, selling and general and administrative expenses, or income (loss) from discontinued operations, depending on the nature of the transaction.

In addition to using derivatives to manage risk, the Company engages in the trading of commodities and related derivatives in the normal course of business. This trading occurs primarily in the trading and merchandising business which is presented within discontinued operations in the Company’s consolidated financial statements. Exchange-traded futures and options contracts and over-the-counter option contracts, as well as forward cash purchase contracts and forward cash sales contracts of energy and agricultural commodities are used as components of trading and merchandising strategies.

All derivative instruments are recognized on the balance sheet at fair value. The fair value of derivative assets is recognized within prepaid expenses and other current assets, and current assets held for sale, while the fair value of derivative liabilities is recognized within other accrued liabilities and current liabilities held for sale. As of May 25, 2008 and May 27, 2007, the total fair value of derivative assets recognized within prepaid expenses and other current assets was $207.0 million and $60.5 million, respectively, while the amount recognized within current assets held for sale was $536.6 million and $299.5 million, respectively. As of May 25, 2008 and May 27, 2007, the fair value of derivatives recognized within other accrued liabilities was $55.8 million and $15.3 million, respectively while the amount recognized within current liabilities held for sale was $301.6 million and $217.9 million, respectively.

18. PENSION AND POSTRETIREMENT BENEFITS

The Company and its subsidiaries have defined benefit retirement plans (“plans”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The Company also sponsors postretirement plans which provide certain medical and dental benefits (“other benefits”) to qualifying U.S. employees.

The Company historically has used February 28 as its measurement date for its plans. Beginning May 28, 2007, the Company elected to early adopt the measurement date provisions of SFAS No. 158. These provisions require the measurement date for plan assets and liabilities to coincide with the sponsor’s fiscal year-end. The Company used the “alternative” method for adoption. As a result, the Company recorded a decrease to retained earnings of approximately $11.7 million, net of tax, and an increase to accumulated other comprehensive income of approximately $1.6 million, net of tax, representing the periodic benefit cost for the period from March 1, 2007 through the Company’s fiscal 2007 year-end.

On May 27, 2007, the Company adopted the recognition and disclosure requirements of SFAS No. 158 which requires that the Company recognize the overfunded or underfunded status of its plans as an asset or liability on its consolidated balance sheet. The funded status is the difference between the fair value of plan assets and the benefit obligation. Subsequent changes in the funded status will be recognized through comprehensive income in the year in which they occur.

The changes in benefit obligations and plan assets at May 25, 2008 and February 28, 2007 are presented in the following table. Due to the adoption of the measurement date provisions of SFAS No. 158, the changes in benefit obligations and plan assets for fiscal 2008 include fifteen months of activity.

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Change in Benefit Obligation
Benefit obligation at beginning of year	$2,385.6	$2,331.4	$410.1	$399.6
Service cost	74.8	55.4	1.4	1.5
Interest cost	166.6	130.6	26.8	20.6
Plan participants’ contributions	—	—	11.1	8.1
Amendments	0.4	6.6	—	—
Actuarial (gain) loss	(261.5)	(17.1)	(9.8)	41.3
Curtailments	—	—	0.4	(14.5)
Other	—	0.3	—	0.1
Benefits paid	(156.7)	(121.6)	(58.2)	(46.6)

Benefit obligation at end of year	$2,209.2	$2,385.6	$381.8	$410.1

Change in Plan Assets
Fair value of plan assets at beginning of year	$2,254.7	$1,961.4	$4.8	$5.2
Actual return on plan assets	306.6	251.7	0.2	0.3
Employer contributions	10.4	176.8	46.3	37.8
Plan participants’ contributions	—	—	11.1	8.1
Investment and administrative expenses	(17.5)	(13.7)	—	—
Other	—	0.1	—	—
Benefits paid	(156.7)	(121.6)	(58.2)	(46.6)

Fair value of plan assets at end of year	$2,397.5	$2,254.7	$4.2	$4.8

The funded status and amounts recognized in the Company’s consolidated balance sheets at May 25, 2008 and May 27, 2007 were:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Funded status	$188.3	$(130.9)	$(377.6)	$(405.3)
Fourth quarter employer contribution	—	2.0	—	13.1

Net amount recognized	$188.3	$(128.9)	$(377.6)	$(392.2)

Amounts Recognized in Consolidated Balance Sheets
Other assets	$302.5	$17.7	$—	$—
Other accrued liabilities	(6.7)	(6.3)	(36.8)	(36.1)
Other noncurrent liabilities	(107.5)	(140.3)	(340.8)	(356.1)

Net amount recognized	$188.3	$(128.9)	$(377.6)	$(392.2)

Amounts Recognized in Accumulated Other Comprehensive (Income) Loss
Actuarial net loss (gain)	$(334.2)	$41.2	$112.7	$137.9
Net prior service cost (credit)	17.7	21.5	(39.6)	(54.1)

Total	$(316.5)	$62.7	$73.1	$83.8

Weighted-Average Actuarial Assumptions Used to Determine Benefit Obligations At May 25, 2008 and February 28, 2007
Discount rate	6.60%	5.75%	6.40%	5.50%
Long-term rate of compensation increase	4.25%	4.25%	N/A	N/A

The accumulated benefit obligation for all defined benefit pension plans was $2.1 billion and $2.3 billion at May 25, 2008 and February 28, 2007, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at May 25, 2008 and February 28, 2007 were:

	2008	2007
Projected benefit obligation	$218.6	$280.3
Accumulated benefit obligation	219.2	282.2
Fair value of plan assets	104.4	154.2

Components of pension benefit and other postretirement benefit costs were:

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$59.9	$55.4	$63.7	$1.1	$1.5	$2.5
Interest cost	133.3	130.6	125.6	21.5	20.6	21.5
Expected return on plan assets	(148.6)	(133.7)	(129.6)	(0.2)	(0.2)	(0.3)
Amortization of prior service costs	3.4	3.3	2.7	(11.7)	(13.0)	(12.9)
Recognized net actuarial loss	8.4	17.6	18.9	12.0	10.4	8.1
Curtailment (gain) loss	—	1.9	4.5	0.4	(9.4)	(0.6)

Benefit cost—Company plans	56.4	75.1	85.8	23.1	9.9	18.3
Pension benefit cost—multi-employer plans	8.5	7.7	10.5	—	—	—

Total benefit cost	$64.9	$82.8	$96.3	$23.1	$9.9	$18.3

Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss) were:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Net actuarial gain	$(365.0)	$—	$(9.6)	$—
Prior service cost	0.4	—	—	—
Amortization of prior service cost	(3.4)	—	11.7	—
Recognized net actuarial loss	(8.4)	—	(12.0)	—
Minimum pension liability	—	(60.1)	—	—

Net amount recognized	$(376.4)	$(60.1)	$(9.9)	$—

Weighted-Average Actuarial Assumptions

Used to Determine Net Expense

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Discount rate	5.75%	5.75%	5.75%	5.50%	5.50%	5.50%
Long-term rate of return on plan assets	7.75%	7.75%	7.75%	4.50%	4.50%	4.50%
Long-term rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A

During the second quarter of fiscal 2007, the Company completed its divestiture of the packaged meats operations. As a result, during the third quarter of fiscal 2007, the Company recognized a pre-tax curtailment gain relating to postretirement benefits totaling approximately $9.4 million. This amount has been recorded within results of discontinued operations.

The Company amortizes prior service costs and amortizable gains and losses in equal annual amounts over the average expected future period of vested service. For plans with no active participants, average life expectancy is used instead of average expected useful service.

The amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net expense during the next year are as follows:

	Pension Benefits	Other Benefits
Prior service cost (benefit)	$3.0	$(11.5)
Net actuarial losses	2.2	10.0

To develop the expected long-term rate of return on plan assets assumption for the pension plan, the Company considers the current level of expected returns on risk free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in which the portfolio is invested, and the expectations for future returns of each asset class. The expected return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.

The Company’s pension plan weighted-average asset allocations and the Company’s target asset allocations at May 25, 2008 and February 28, 2007, by asset category were as follows:

	May 25, 2008	February 28, 2007	Target Allocation
Equity Securities	54%	62%	50-80%
Debt Securities	31%	28%	20-30%
Real Estate	5%	5%	0-8%
Other	10%	5%	0-20%

Total	100%	100%

The Company’s investment strategy reflects the expectation that equity securities will outperform debt securities over the long term. Assets are invested in a prudent manner to maintain the security of funds while maximizing returns within the Company’s Investment Policy guidelines. The strategy is implemented utilizing indexed and actively managed assets from the categories listed.

The investment goals are to provide a total return that, over the long term, increases the ratio of plan assets to liabilities subject to an acceptable level of risk. This is accomplished through diversification of assets in accordance with the Investment Policy guidelines. Investment risk is mitigated by periodic rebalancing between asset classes as necessitated by changes in market conditions within the Investment Policy guidelines.

Assumed health care cost trend rates have a significant effect on the benefit obligation of the postretirement plans.

Assumed Health Care Cost Trend Rates at	May 25, 2008	February 28, 2007
Initial health care cost trend rate	9.5%	9.5%
Ultimate health care cost trend rate	5.5%	5.0%
Year that the rate reaches the ultimate trend rate	2013	2013

A one percentage point change in assumed health care cost rates would have the following effect:

	One Percent Increase	One Percent Decrease
Effect on total service and interest cost	$1.7	$(1.6)
Effect on postretirement benefit obligation	25.9	(22.6)

The Company currently anticipates making contributions of approximately $7.0 million to the pension plans in fiscal 2009. This estimate is based on current tax laws, plan asset performance and liability assumptions, which are subject to change. The Company anticipates making contributions of $43.5 million to the postretirement plan in fiscal 2009.

The following table presents estimated future gross benefit payments and Medicare Part D subsidy receipts for the Company’s plans:

	Pension Benefits	Health Care and Life Insurance
		Benefit Payments	Subsidy Receipts
2009	$125.1	$44.2	$(4.3)
2010	129.2	45.1	(4.5)
2011	133.7	45.4	(4.4)
2012	137.7	45.2	(4.3)
2013	143.3	43.7	(4.1)
Succeeding 5 years	805.6	196.2	(18.2)

Certain employees of the Company are covered under defined contribution plans. The expense related to these plans was $24.4 million, $22.9 million, and $25.9 million in fiscal 2008, 2007, and 2006, respectively.

19. RELATED PARTY TRANSACTIONS

Sales to affiliates (equity method investees) of $4.2 million, $3.8 million, and $2.9 million for fiscal 2008, 2007, and 2006, respectively, are included in net sales. The Company received management fees from affiliates of $16.3 million, $14.8 million, and $13.5 million in fiscal 2008, 2007, and 2006, respectively. Accounts receivable from affiliates totaled $3.2 million and $2.5 million at May 25, 2008 and May 27, 2007, respectively, of which $3.0 million and $2.1 million are included in current assets held for sale, respectively. Accounts payable to affiliates totaled $15.6 million and $13.5 million at May 25, 2008 and May 27, 2007, respectively.

During the first quarter of fiscal 2007, the Company sold an aircraft for proceeds of approximately $8.1 million to a company on whose board of directors one of the Company’s directors sits. The Company recognized a gain of approximately $3.0 million on the transaction.

The Company leases various buildings that are beneficially owned by Opus Corporation or entities related to Opus Corporation (the “Opus Entities”). The Opus Entities are affiliates or part of a large, national real estate development company. A former member of the Company’s Board of Directors, who left the board in the second quarter of fiscal 2008, is a beneficial owner, officer and chairman of Opus Corporation, and a director or officer of the related entities. The agreements relate to the leasing of land, buildings, and equipment for the Company in Omaha, Nebraska. The Company occupies the buildings pursuant to long-term leases with Opus Corporation and other investors, and the leases contain various termination rights and purchase options. The Company made rental payments of $13.5 million, $14.4 million, and $15.8 million in fiscal 2008, 2007, and 2006, respectively, to the Opus Entities. The Company has also contracted with the Opus Entities for construction and property management services. The Company made payments of $1.6 million, $2.8 million, and $3.0 million to the Opus Entities for these services in fiscal 2008, 2007, and 2006, respectively.

20. BUSINESS SEGMENTS AND RELATED INFORMATION

Historically, the Company reported its results of operations in three segments, the Consumer Foods segment, the Food and Ingredients segment, and the International Foods segment. During the first quarter of fiscal 2009, the Company completed the assimilation of the international operations primarily into the domestic Consumer Foods business and completed the transition of the direct management of the Consumer Foods reporting segment to the Chief Executive Officer. Accordingly, the Company has begun to report its operations in two reporting segments: Consumer Foods and Commercial Foods. The majority of the former International Foods segment operations are now managed within the Consumer Foods segment. Segment results have been adjusted to include the earnings (losses) from equity method investments in segment results below operating profit. Financial information has been conformed to reflect these changes in all periods presented.

Consumer Foods

The Consumer Foods reporting segment includes branded, private label, and customized food products which are sold in various retail and foodservice channels, principally in North America. The products include a variety of categories (meals, entrees, condiments, sides, snacks, and desserts) across frozen, refrigerated, and shelf-stable temperature classes. The segment is comprised of and managed through five subsegments as described below:

Grocery Foods North America – includes branded and customized refrigerated or shelf stable food products that are sold in various retail and foodservice channels across the United States. Major brands include: Angela Mia®, Chef Boyardee®, Egg Beaters®, Healthy Choice® Fresh Mixers®, Hebrew National®, Hunt’s® , Manwich®, PAM®, Snack Pack®, Reddi-wip®, Rosarita®, Ro*Tel®, Swiss Miss®, and Van Camp’s ®. The segment also includes the consumer foods businesses in Mexico and Canada which distribute packaged foods that are both locally manufactured and imported from the United States.

Frozen Foods – includes branded and customized frozen food products that are sold in various retail and foodservice channels across the United States. Major brands include: Alexia®, Banquet®, Healthy Choice®, Kid Cuisine®, and Marie Callender’s®.

Snacks and Store Brands – includes branded popcorn, meats, seeds, and specialty snacks, as well as private label food products that sold in various retail and foodservice channels across the United States. Major brands include: ACT II®, DAVID®, Orville Redenbacher’s®, and Slim Jim®.

Enabler Brands – includes national and regional branded food products across shelf stable, refrigerated and frozen temperature classes. Products are sold in various retail and foodservice channels across the United States. Major brands include: Blue Bonnet®, La Choy®, Libby’s®, The Max®, Parkay®, and Wesson®.

Domestic Export – includes branded shelf stable food products sold through distributors in various markets throughout the world.

The Consumer Foods’ supply chain and order-to-cash functions are centrally managed and largely integrated. Accordingly, we do not maintain balance sheets at the subsegment level. Selling, general and administrative expenses, other than advertising and promotion, are managed at the primary segment level, and as such, we do not separately allocate selling, general and administrative expenses other than advertising and promotion expenses to the Consumer Foods subsegments.

Commercial Foods

The Commercial Foods reporting segment includes commercially branded foods and ingredients, which are sold principally to foodservice, food manufacturing, and industrial customers. The segment’s primary products include: specialty potato products, milled grain ingredients, a variety of vegetable products, seasonings, blends, and flavors which are sold under brands such as ConAgra Mills®, Lamb Weston®, Gilroy Foods®, and Spicetec®.

****

At the beginning of the first quarter of fiscal 2008, the Company shifted management responsibility of its handheld product operations into the Consumer Foods segment from the Commercial Foods segment. Accordingly, all prior periods have been recharacterized to reflect these changes.

In June 2008, subsequent to the Company’s fiscal 2008 year end, the trading and merchandising operations were divested. The operations from this business have been included in discontinued operations. Accordingly, all prior periods have been recharacterized to reflect this change.

Intersegment sales have been recorded at amounts approximating market. Operating profit for each segment is based on net sales less all identifiable operating expenses. General corporate expense, gain on sale of Pilgrim’s Pride Corporation common stock, net interest expense, equity method investment earnings (loss), and income taxes have been excluded from segment operations.

In fiscal 2008, the Company began to centrally manage foreign currency risk on behalf of the Company’s reporting segments. Foreign currency derivatives used in the Company’s risk management processes are not designated for hedge accounting treatment. These derivatives are viewed by management as providing economic hedges of the foreign currency risk of certain forecasted transactions. As such, these derivatives are recognized at fair market value with realized and unrealized gains and losses recognized in general corporate expenses. The gains and losses are subsequently recognized in the operating results of the reporting segments in the period in which the underlying transaction being economically hedged affects earnings.

General corporate expenses included transition services income of $14 million for fiscal 2008 related to services provided to the buyers of certain divested businesses. Prior to fiscal 2008, the Company recognized the transition services income in Consumer Foods operating profit. Consumer Foods operating profit included transition services income of $23 million for fiscal 2007. Fiscal 2006 transition services income was immaterial.

	2008	2007	2006
Net sales
Consumer Foods:
Grocery Foods North America	$2,694.5	$2,563.1	$2,490.5
Frozen Foods	1,730.1	1,660.0	1,632.3
Snacks and Store Brands	1,400.7	1,388.6	1,350.8
Enabler Brands	1,462.7	1,329.0	1,450.5
Domestic Export	192.8	168.1	174.0
Consumer Administration / Other	(3.2)	1.4	23.7

Total Consumer Foods	$7,477.6	$7,110.2	$7,121.8
Commercial Foods	4,128.1	3,421.5	3,129.6

Total net sales	$11,605.7	$10,531.7	$10,251.4

Profit contribution margin (Net sales, less cost of goods sold and advertising and promotion expense)
Consumer Foods:
Grocery Foods North America	$684.6	$768.2	$761.3
Frozen Foods	326.5	330.0	310.2
Snacks and Store Brands	294.0	343.4	303.9
Enabler Brands	228.7	284.7	279.9
Domestic Export	35.4	27.0	37.5
Consumer Administration / Other	57.1	(63.8)	16.2

Total Consumer Foods	$1,626.3	$1,689.5	$1,709.0
Commercial Foods	708.9	577.9	516.2

Total profit contribution margin	$2,335.2	$2,267.4	$2,225.2

Selling, general and administrative expenses (except advertising and promotion)
Consumer Foods	796.2	777.5	813.5
Commercial Foods	197.2	143.1	162.5

Total selling, general and administrative expenses at segments (except advertising and promotion)	$993.4	$920.6	$976.0

Operating profit
Consumer Foods	$830.1	$912.0	$895.5
Commercial Foods	511.7	434.8	353.7

Total operating profit	$1,341.8	$1,346.8	$1,249.2

Equity method investment earnings (loss)
Consumer Foods	$1.3	$1.9	$(3.3)
Commercial Foods	48.4	26.5	(54.9)

Total equity method investment earnings (loss)	$49.7	$28.4	$(58.2)

General corporate expenses	$(392.3)	$(427.9)	$(550.3)
Gain on sale of Pilgrim’s Pride Corporation common stock	—	$—	329.4
Interest expense, net	(253.3)	(219.5)	(271.5)
Income tax expense	(227.2)	(245.5)	(235.0)

Income from continuing operations	$518.7	$482.3	$463.6

Identifiable assets
Consumer Foods	$7,091.7	$6,765.9	$6,621.5
Commercial Foods	2,402.3	1,780.6	1,689.0
Corporate	1,263.6	1,564.5	1,532.4
Held for sale	2,924.9	1,724.5	2,127.5

Total	$13,682.5	$11,835.5	$11,970.4

	2008	2007	2006
Additions to property, plant and equipment
Consumer Foods	$160.9	$211.3	$93.2
Commercial Foods	172.0	102.3	75.1
Corporate	117.7	73.1	83.6

Total	$450.6	$386.7	$251.9

Depreciation and amortization
Consumer Foods	$131.4	$176.6	$148.5
Commercial Foods	69.3	67.7	69.1
Corporate	96.0	91.0	82.7

Total	$296.7	$335.3	$300.3

At May 25, 2008, ConAgra Foods and its subsidiaries had approximately 25,000 employees, primarily in the United States. Approximately 52% of the Company’s employees are parties to collective bargaining agreements. Of the 52% of those employees, approximately 34% are parties to collective bargaining agreements that are scheduled to expire during fiscal 2009.

The operations of the Company are principally in the United States. With respect to operations outside of the United States, no single foreign country or geographic region was significant with respect to consolidated operations for fiscal 2008, 2007, and 2006. Foreign net sales, including sales by domestic segments to customers located outside of the United States, were approximately $1.2 billion, $1.1 billion, and $1.0 billion in fiscal 2008, 2007, and 2006, respectively. The Company’s long-lived assets located outside of the United States are not significant.

The Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 15%, 15%, and 13% of consolidated net sales for fiscal 2008, 2007, and 2006, respectively. This reflects all Consumer Foods businesses, including those which are classified as discontinued operations.

Wal-Mart Stores, Inc. and its affiliates accounted for approximately 13% of consolidated net receivables for both fiscal 2008 and 2007. This reflects all Consumer Foods businesses, including those which are classified as discontinued operations.

The Company’s restructuring plans include the reorganization of the Consumer Foods operations, integration of the international headquarters function into the Company’s domestic Consumer Foods business, exiting of a number of international markets, and reducing administrative headcount.

21. QUARTERLY FINANCIAL DATA (Unaudited)

(in millions, except per share amounts)

	2008				2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$2,621.1	$2,951.2	$2,955.3	$3,078.1	$2,474.7	$2,776.6	$2,615.1	$2,665.3
Gross profit	618.8	742.2	706.9	647.7	628.8	748.4	681.8	634.0
Income from continuing operations	131.0	134.6	167.5	85.6	98.9	174.5	146.3	62.6
Income from discontinued operations	44.4	110.2	141.6	115.7	67.8	38.8	46.3	129.4

Net income	$175.4	$244.8	$309.1	$201.3	$166.7	$213.3	$192.6	$192.0

Earnings per share (1):
Basic earnings per share:
Income from continuing operations	$0.27	$0.28	$0.34	$0.18	$0.19	$0.34	$0.29	$0.13
Income from discontinued operations	0.09	0.22	0.29	0.23	0.14	0.08	0.09	0.26

Net income	$0.36	$0.50	$0.63	$0.41	$0.33	$0.42	$0.38	$0.39

Diluted earnings per share:
Income from continuing operations	$0.27	$0.27	$0.34	$0.18	$0.19	$0.34	$0.29	$0.13
Income from discontinued operations	0.09	0.23	0.29	0.23	0.14	0.08	0.09	0.26

Net income	$0.36	$0.50	$0.63	$0.41	$0.33	$0.42	$0.38	$0.39

Dividends declared per common share	$0.18	$0.19	$0.19	$0.19	$0.18	$0.18	$0.18	$0.18

	2008				2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Share price:
High	$27.43	$27.03	$25.93	$24.70	$23.72	$26.15	$27.52	$25.67
Low	24.99	22.81	21.00	21.14	21.25	23.17	25.24	24.13

(1)

Amounts differ from previously filed quarterly reports. During the fourth quarter of fiscal 2008, the Company began to reflect the operations of its trading and merchandising operations and the Knott’s Berry Farm® operations as discontinued operations. See additional detail in Note 2.

(2)	Basic and diluted earnings per share are calculated independently for each of the quarters presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree with the total year.

22. SUBSEQUENT EVENTS

On June 23, 2008, the Company completed the sale of its domestic and international grain merchandising, fertilizer distribution, and commodities trading and merchandising operations for before-tax proceeds of 1) approximately $2.2 billion in cash, net of transaction costs (including incentive compensation amounts due to employees due to accelerated vesting), 2) $550 million (face value) of payment-in-kind debt securities issued by the purchaser (the “Notes”) which will be recorded at an estimated fair value of $483 million, 3) a short-term receivable of $37 million due from the purchaser, and 4) a four-year warrant to acquire approximately 5% of the issued common equity of the parent company of the divested operations. The Company will recognize an estimated after-tax gain on the disposition of approximately $300 million in the first quarter of fiscal 2009.

The Notes were issued in three tranches:

$99,990,000 principal amount of 10.5% notes due June 23, 2010;

$200,035,000 principal amount of 10.75% notes due June 23, 2011; and

$249,975,000 principal amount of 11.0% notes due June 23, 2012.

The Notes permit payment of interest in additional Notes. The Notes may be redeemed prior to maturity at the option of the issuer. Until June 23, 2009, the redemption price is 92.5% of face value, plus accrued interest. Thereafter, redemption is at par plus accrued interest. The Notes contain covenants that, among other things, govern the issuer’s ability to make restricted payments and enter into certain affiliate transactions. The Notes also provide for the making of mandatory offers to repurchase upon certain change of control events involving the purchaser, their co-investors or their affiliates.

Subsequent to fiscal 2008, the Company’s Board of Directors authorized management to repurchase up to an additional $500 million of the Company’s common stock. The Board of Directors also authorized management to engage in an accelerated share repurchase arrangement under which the entirety of the remaining $900 million of the Company’s share repurchase authorization will be exhausted. This arrangement was initiated on July 1, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ConAgra Foods, Inc.:

We have audited the accompanying consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries (the Company) as of May 25, 2008 and May 27, 2007, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 25, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 25, 2008 and May 27, 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended May 25, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 1 and 14 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, as of May 28, 2007. As discussed in notes 1 and 18 to the consolidated financial statements, the Company adopted the measurement date provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), (SFAS No. 158), as of May 28, 2007, and the recognition and disclosure provisions of SFAS No. 158, as of May 27, 2007. As discussed in notes 1 and 13 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, effective May 29, 2006.

/s/ KPMG LLP

Omaha, Nebraska

July 23, 2008 (except for Notes 4, 6, and 20, as to which the date is November 25, 2008)